Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Third Quarter 2006 Earnings

(Bassett, Va.) – September 26, 2006 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its earnings for its fiscal quarter ended August 26, 2006.

Sales for the third quarter of 2006 were $77.6 million, down 6.3% from third quarter 2005 levels. The Company reported net income of $.4 million or $.04 per share as compared to net income of $1.9 million or $.16 per share in the third quarter of 2005. Net income for the third quarter of 2005 included a $1.1 million or $.09 per share after-tax charge related to the acquisition of seven Bassett Furniture Direct (BFD) stores in Atlanta and upstate New York. (See below and the attached chart for a discussion of the Company’s results by segment.) A reconciliation of net income and earnings per share calculations has been set forth below.

Year-to-date, sales were $251.7 million, up 2.1% from the prior year. Gross margins increased 3.6 percentage points as compared to 2005. The Company reported net income of $5.6 million or $.47 per diluted share as compared to net income of $5.3 million or $.44 per diluted share in 2005. Net income for the first nine months of 2005 included a $2.6 or $.22 per share after-tax charge related to the acquisition of the 15 BFD stores in Dallas, Atlanta and upstate New York. This increase in sales and gross margins from 2005 is due to the increase in the number of Company-owned stores and an improved mix of imported product.

The Bassett Furniture Direct retail store program had 135 stores (109 licensed and 26 Company-owned) in operation at the end of the third quarter. Licensees opened three stores during the quarter and closed two. As previously announced, two Company-owned stores were closed in the quarter. Also, Bassett expects to open one new Company-owned BFD store in the fourth quarter of 2006.

“This was a tough quarter for the Company,” said Robert H. Spilman, Bassett president and chief executive officer. “As we previously released, retail conditions continue to be challenging and our focus remains on improving the store program and building the Bassett brand. Last month, we launched our first-ever catalog targeted directly toward consumers. The 84-page book was shipped to 1.2 million households. In addition to the catalog, the Company has several other marketing and merchandising initiatives underway including a new quick delivery program, new product introductions centered around the Company’s core middle price point category and the development of a new store prototype to open in the spring of 2007. The combination of these initiatives should drive more traffic into our stores and better position us for future sales growth.”

Wholesale Segment

On a wholesale basis, net sales were $67.2 million for the third quarter of 2006, 8.3% below the $73.3 sales level attained in the third quarter of 2005. For the third quarter of 2006, 72% of wholesale shipments were to BFDs compared to 68% in the third quarter of 2005. Additionally, approximately 44% of wholesale shipments were imported products as compared to 35% in the third quarter of 2005. Upholstery operating earnings continued to improve due to the retail acceptance of our custom programs and the new fabrics introduced over the past several years.

Year-to-date, wholesale sales were $218.9, 2.3% below sales levels attained in the first nine months of 2005. For the first nine months of 2006, 70% of wholesale shipments were to BFDs compared to 67% in the first nine months of 2005. Gross margins for the first nine months of 2006 increased 2.4 percentage points compared to the first nine months of 2005 and year-to-date operating earnings increased $4.1 million. These improvements were primarily driven by an improved mix of imported products and the performance of the upholstery division.

Retail Segment

Retail sales for the third quarter of 2006 were $20.1 million, basically flat with third quarter of 2005. For the year, sales were $62.9 million, up $16.2 million from 2005. The increase in sales for the first nine months of 2006 is due to the stores acquired during 2005.

Bassett’s 26 corporate stores continued to experience relatively soft conditions at retail and incurred an operating loss of $3.8 million for the third quarter of 2006, compared to near breakeven results for the third quarter of 2005 when Bassett’s retail segment included only 20 stores. The third quarter 2006 losses relate primarily to the 15 stores acquired from three licensees in 2005. During the second quarter of 2006, Bassett made the decision to close two of its corporate stores, one in Texas and one in Georgia. Clearance events conducted at these stores during the third quarter of 2006 negatively impacted earnings by approximately $.9 million. Net sales and margins were lower than planned primarily due to the overall soft retail conditions, selling of selected products at clearance prices in order to prepare for the arrival of new products and featured catalog products, and the discounting related to the clearance events at the two stores that were closed. As previously discussed, changes being made to drive more traffic, improve staffing, standardize pricing and streamline operations are taking longer than anticipated to implement.

Balance Sheet and Cash Flow

The Company repaid $3 million of debt during the quarter. For the year the Company has borrowed a net $4.8 million, and sold $6.5 million of its investment portfolio, primarily to fund increases in accounts receivable and inventories. The Company received a $3.7 million dividend from an affiliate and paid its regular quarterly dividend to shareholders during the quarter.

Accounts receivable have increased $3.9 million for the year, due to the slower pace of collections from certain BFD licensees related in part to the overall retail environment. Inventories have increased $2 million for the year, due primarily to an increase in the amount of imported products. Inventories did, however, decrease $2 million during the third quarter largely in response to the lower business levels.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on December 1, 2006, to shareholders of record on November 15, 2006.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett Furniture Direct stores, Bassett has leveraged its brand name in furniture with a network of licensed and Company-owned stores that focus on providing consumers with a friendly and professional environment for buying furniture and accessories. The Company continues to sell its products to other retailers, in addition to the Company’s dedicated retail store program. Bassett’s retail strategy promotes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com. [BSET–E]

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for the third quarter of 2006 and periods beyond, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended August 26, 2006		13 Weeks Ended August 27, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$77,560	100.0%	$82,743	100.0%
Cost of sales	53,599	69.1%	57,276	69.2%

Gross profit	23,961	30.9%	25,467	30.8%

Selling, general and administrative	24,854	32.0%	23,517	28.4%
Acquisition related charges	—	0.0%	1,739	2.1%

Operating income (loss)	(893)	-1.2%	211	0.3%
Other income, net	1,175	1.5%	2,307	2.8%

Income before income taxes	282	0.4%	2,518	3.0%
Income tax (provision) benefit	151	0.2%	(632)	-0.8%

Net income	$433	0.6%	$1,886	2.3%

Basic earnings per share:	$0.04		$0.16

Diluted earnings per share:	$0.04		$0.16

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	39 Weeks Ended August 26, 2006		39 Weeks Ended August 27, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$251,712	100.0%	$246,557	100.0%
Cost of sales	172,088	68.4%	177,644	72.0%

Gross profit	79,624	31.6%	68,913	28.0%

Selling, general and administrative	77,947	31.0%	64,005	26.0%
Acquisition related charges	—	0.0%	4,204	1.7%

Operating income	1,677	0.7%	704	0.3%
Other income, net	5,728	2.3%	6,115	2.5%

Income before income taxes	7,405	2.9%	6,819	2.8%
Income tax provision	(1,777)	-0.7%	(1,522)	-0.6%

Net income	$5,628	2.2%	$5,297	2.1%

Basic earnings per share:	$0.48		$0.45

Diluted earnings per share:	$0.47		$0.44

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited)
	August 26, 2006	November 26, 2005
Assets
Current assets
Cash and cash equivalents	$5,741	$7,109
Accounts receivable, net	40,943	37,069
Inventories	50,877	48,887
Deferred income taxes	6,235	5,188
Assets held for sale	1,185	1,185
Other current assets	2,793	3,626

Total current assets	107,774	103,064

Property and equipment, net	60,086	64,644

Investments	75,957	76,890
Retail real estate, net	33,897	31,640
Notes receivable, net	15,954	15,768
Other, net	15,594	16,650

	141,402	140,948

Total assets	$309,262	$308,656

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,272	$19,421
Customer deposits	8,414	7,525
Other accrued liabilities	19,167	21,402

Total current liabilities	44,853	48,348

Long-term liabilities
Employee benefits	8,801	9,208
Long-term debt	8,606	3,910
Real estate notes payable	14,772	15,144
Distributions in excess of affiliate earnings	13,745	11,833

	45,924	40,095

Commitments and Contingencies
Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,797,082 in 2006 and 11,777,505 in 2005	58,985	59,022
Retained earnings	155,011	156,471
Additional paid-in-capital	1,840	2,068
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,649	2,652

Total stockholders’ equity	218,485	220,213

Total liabilities and stockholders’ equity	$309,262	$308,656

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	39 Weeks Ended August 26, 2006	39 Weeks Ended August 27, 2005
Operating Activities
Net income	$5,628	$5,297
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	6,886	7,043
Equity in undistributed income of investments	(7,193)	(8,027)
Provision for write-down of impaired assets	—	4,204
Provision for losses on trade accounts receivable	2,633	1,809
Net gain from sales of investments	(1,844)	(908)
Deferred income taxes	133	(328)
Changes in employee benefit liabilities	(407)	(208)
Changes in operating assets and liabilities, exclusive of assets sold in the Weiman transaction:
Trade accounts receivable	(7,707)	(10,780)
Inventories	(2,826)	3,895
Other current assets	828	340
Accounts payable and accrued liabilities	(3,496)	1,370

Net cash (used in) provided by operating activities	(7,365)	3,707

Investing Activities
Purchases of property and equipment, net	(2,712)	(2,739)
Purchases of retail real estate	(3,552)	(4,474)
Proceeds from sales of property and equipment	1,826	1,613
Proceeds from sales of investments	18,227	11,407
Purchases of investments	(11,678)	(9,815)
Acquisition of retail licensee stores, net of cash acquired	—	67
Dividends from an affiliate	6,559	5,623
Issuance of notes receivable, net	(437)	(1,917)
Proceeds from sale of certain assets of Weiman Division	1,300	—
Other, net	(304)	232

Net cash provided by (used in) investing activities	9,229	(3)

Financing Activities
Borrowings under revolving credit arrangement, net	5,000	4,000
Repayments of long-term debt	(372)	—
Repayments of real estate notes payable	(372)	(581)
Issuance of common stock, net	510	983
Repurchases of common stock	(910)	—
Cash dividends	(7,088)	(7,071)

Net cash used in financing activities	(3,232)	(2,669)

Net change in cash and cash equivalents	(1,368)	1,035

Cash and cash equivalents, beginning of period	7,109	4,022

Cash and cash equivalents, end of period	$5,741	$5,057

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	Quarter Ended		Nine Months Ended
	August 26, 2006	August 27, 2005	August 26, 2006	August 27, 2005
Net Sales
Wholesale	$67,190	$73,291	$218,919	$224,145
Retail	20,102	19,890	62,905	46,652
Inter-Company Elimination	(9,732)	(10,438)	(30,112)	(24,240)

Consolidated	$77,560	$82,743	$251,712	$246,557

Operating Income (loss)
Wholesale	$2,434	$2,444	$9,624	$5,512
Retail	(3,754)	(205)	(8,463)	(75)
Inter-Company Elimination	427	(289)	516	(529)
Acquisition related charges	—	(1,739)	—	(4,204)

Consolidated	$(893)	$211	$1,677	$704

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	39 Weeks Ended August 26, 2006	39 Weeks Ended August 27, 2005
Net income as reported	$5,628	$5,297
Acquisition related charges, net of income taxes (a)	—	2,606

Net income as adjusted	$5,628	$7,903

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	39 Weeks Ended August 26, 2006	39 Weeks Ended August 27, 2005
Diluted earnings per share	$0.47	$0.44
Acquisition related charges, net of income taxes (a)	—	0.22

Diluted earnings per share as adjusted	$0.47	$0.66

Reconciliation of Net Income as Reported to Net Income as Adjusted (Unaudited) (In thousands, except for per share data)

	13 Weeks Ended August 26, 2006	13 Weeks Ended August 27, 2006
Net income as reported	$433	$1,886
Acquisition related charges, net of income taxes (a)	—	1,078

Net income as adjusted	$433	$2,964

Reconciliation of Earnings Per Share as Reported to Earnings Per Share as Adjusted (Unaudited)

	13 Weeks Ended August 26, 2006	13 Weeks Ended August 27, 2006
Diluted earnings per share	$0.04	$0.16
Acquisition related charges, net of income taxes (a)	—	0.09

Diluted earnings per share as adjusted	$0.04	$0.25

(a)	Adjustments to net income for both years are taxed at a 38% blended rate.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.